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                                 EXHIBIT 10.39
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                            LONG TERM CARE FACILITY
                             MANAGEMENT AGREEMENT

      THIS LONG TERM CARE FACILITY MANAGEMENT AGREEMENT (the "Agreement") made as of the 1st day of June, 1996, by and between North Florida Health Facilities II, Ltd., a Florida limited partnership ("Lessee"), WelCare International Management Corporation, a Georgia corporation ("Manager") and Blountstown Health Investors, L.C., a Florida limited liability company ("Lessor").

                             W I T N E S S E T H :

      WHEREAS, the Lessee presently leases certain real and personal property comprising a certain 81 bed nursing center located in Blountstown, Florida (the "Facility") pursuant to that certain lease dated as of October 4, 1996 (the "Lease"), by and between Lessee and Lessor;

      WHEREAS, the parent corporation of Manager, WelCare International, Inc. ("WCI") has loaned to Lessee the sum of Five Hundred Thousand Dollars ($500,000.00) (the "WCI Loan") and in connection therewith, Manager and Lessee desire to provide for the repayment of all such sums, together with interest thereon, and to secure certain additional rights for Manager with respect to the Facility; and

      WHEREAS, the Lessee and Manager also desire for Manager to provide its experience, skill and supervision to manage the Facility on behalf of Lessee under and subject to the terms of this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual promises and covenants of the parties contained herein and for such other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                  ARTICLE I.

                       MANAGEMENT DUTIES AND OBLIGATIONS

      1.01 Control Retained by Lessee. Lessee shall at all times exercise overall control over the assets and operations of the Facility, subject to the terms of this Agreement, and Manager shall perform the duties herein required to be performed by it as the agent of Lessee and in accordance with the policies and directives from time to time adopted by Lessee.

      1.02 Changes in Method of Operation. Manager shall not make substantial changes in the method of operating the Facility unless Manager first notifies Lessee and Lessee has given its approval, which approval shall not be unreasonably withheld.

      1.03 Management of Facility. During the term of this Agreement and subject to the terms of this Agreement, Manager shall on behalf of Lessee manage all aspects of the operation of the Facility, including, but not limited to staffing, accounting, billing, collections, setting of rates and charges and general administration. In connection therewith, Manager (either directly or through supervision of employees of the Facility) shall:
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            (a) Hire or lease on behalf of Lessee and retain (to the extent such personnel are reasonably available in the community in which the Facility is located) an adequate staff of nurses, technicians, nurse aides, office and other employees, including a qualified administrator (the "Administrator") and shall promote, direct, assign and discharge all such employees on behalf of Lessee at Manager's sole discretion; provided, however, that leased employees shall be subject to the direction and control of the lessor of such leased employees. All employees shall be employees of or leased by the Lessee and carried on the payroll of the Facility and shall not be deemed employees or agents of Manager.

            (b) Institute and amend, from time to time general salary scales, personnel policies and appropriate employee benefits for all employees on behalf of Lessee; provided, however, that leased employees shall be subject to the general salary scales, personnel policies and employee benefit programs of the lessor of such leased employees. Employee benefits may include pension and profit sharing plans, insurance benefits, incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

            (c) Issue appropriate bills for services and materials furnished by the Facility and use its reasonable best efforts to diligently collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing, patient and collection records; and prepare and file insurance, Medicare, Medicaid and any and all other necessary or desirable reports and claims related to revenue production. Lessee hereby grants Manager the right to enforce Lessee's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

            (d) Order, supervise and conduct a program of regular maintenance and repair.

            (e) Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings for the account of Lessee.

            (f) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other ancillary services.

            (g) Provide for the orderly payment (to the extent funds are available therefor) of accounts payable, employee payroll, amounts due on short and long-term indebtedness, taxes, insurance premiums, and all other obligations of the Facility.

            (h) Institute standards and procedures for admitting patients, for charging patients for services, and for collecting the charges from the patients or third parties.

            (i) Obtain and maintain insurance coverage for the Facility naming Lessee, Manager and such other persons requested by Lessee as insureds as provided in Section 5.01 hereof.

            (j) Negotiate and enter into, in the name of and on behalf of Lessee, such agreements, contracts and orders as Manager may deem necessary or advisable, for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility.


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            (k) After notice to Lessee, negotiate on behalf of Lessee (and in conjunction with Lessee's counsel) with any labor union lawfully entitled to represent employees of Lessee who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Lessee for its approval and execution.

            (l) As provided in Section 1.07(a), assist in maintaining all licenses and permits required for the operation of the Facility, its contracts with third party payors and other similar governmental and nongovernmental agencies and intermediaries.

            (m) Make periodic evaluations of the performances of all departments of the Facility.

            (n) Design, establish and maintain a suitable accounting system using accounts and classifications consistent with those used in similar facilities.

            (o) Advise and assist Lessee in designing an adequate and appropriate public relations program.

      1.04 Reports to Lessee.

            (a) Manager shall prepare and deliver to Lessee, within thirty (30) days after the close of each calendar month, unaudited financial statements covering the prior month and containing a balance sheet and statement of income and expenses in reasonable detail. Manager shall also provide any required assistance to the independent accountants for the Facility, who shall be selected by Manager, in the preparation of audited annual financial statements for the operation of the Facility. Such financial statements shall be prepared at Lessee's expense in accordance with generally accepted accounting principles in the health care field consistently applied and delivered to Manager and Lessee within ninety (90) days after the end of each fiscal year of the Facility. Manager shall prepare reports or provide information to Lessee required by the Lease, any loan documents of Lessor or any loan documents evidencing or securing the WCI Loan.

            (b) Manager shall submit to Lessee for its approval (which approval will not be unreasonably withheld) each twelve (12) months its budget for the operation of the Facility setting out anticipated income, expenses and capital expenditures during the succeeding twelve (12) month period. Manager shall use its reasonable best efforts to operate the Facility in accordance with the provisions of the budget for the Facility as submitted to Lessee. Such proposed budget for the Facility shall be delivered to Lessee prior to the commencement of the operational fiscal year of the Facility.

            (c) Manager shall schedule periodic management meetings to be attended by representatives of both Manager and Lessee no less frequently than semi-annually and shall furnish to Lessee quarterly written progress reports concerning the operation of the Facility.

      1.05 Bank Accounts.

            (a) Manager shall deposit in a bank account or accounts of Manager or Manager's affiliate(s) (collectively referred to in this Section 1.05 as Manager) established in Manager's name (the "Facility Depository Accounts") all funds received from the operations of the Facility (the "Facility Funds"). Manager may at its option "sweep" these accounts as


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often as it deems appropriate, and in its discretion either (i) consolidate and commingle the Facility Funds with funds from other facilities owned, operated or managed by Manager into Manager's primary concentration/operating account(s) in NationsBank, Atlanta, Georgia or such other place and with such financial institutions as Manager may determine (the "Operating Accounts"), or (ii) segregate such Facility Funds in an account(s) separate and apart from Manager's Operating Accounts (the "Segregated Facility Accounts"). Manager shall disburse Facility Funds received from the Facility's operations in the manner and order of priority described in section 1.06(b) below. Manager shall also deposit and maintain the personal funds of the Facility's residents into a separate trust account established in Manager's name (the "Facility Trust Accounts"). Manager shall designate the signatory or signatories required on all checks or other documents of withdrawal for the Facility Depository, Operating, Segregated Facility, and Facility Trust Accounts.

      1.06 Flow of Facility Funds. All revenues and cash of the Facility shall be disbursed by Manager in the following order of priority and, in each case, in such amounts and at such times as Manager deems is required to be made in connection with the payment of:

                  (1) the Facility's Lease payments due from Lessee to the
            Lessor;

                  (2) the costs and expenses of operating the Facility, including the reimbursable expenses of Manager;

                  (3) all accrued and unpaid Management Fees (defined in Section 4.01) to the Manager;

                  THEN, after retention by Manager of an adequate working capital reserve (in cash or available credit under the WCI
                  Loan) (such reserve to be determined by Manager in its discretion and held in such subaccount of the Facility Depository, Operating or Segregated Facility Accounts as Manager shall determine);

                  (4)   all accrued and unpaid interest on the WCI Loan;

                  (5) any principal balance outstanding under the WCI Loan whether or not any or all of such balance is then due and payable; and

                  (6)   the balance, if any, to Lessor.

Lessee, Lessor and Manager intend that Lease payments to Lessor shall be used to pay the debt service payments due under that certain first priority mortgage loan from Colonial Bank as lender to Lessor as borrower, in the original principal sum of $3,600,000. In the event that the Lease is terminated, the flow of funds of the Facility shall nevertheless continue with the priorities described above except that, in lieu of Lease payments being paid to Lessor as a first priority payment, Manager and/or Lessor shall cause debt service payments to be made to Colonial Bank.

            (a) Manager agrees that to the extent the total of items described in paragraphs 1, 2, 3 and 4 above (collectively the "Base Operating Costs") exceed the Facility's


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collected net revenues (resulting in an "Operating Deficit"), Manager shall, as soon as possible and not less than five (5) business days after notice from Lessee, advance funds under the WCI Loan, if available, as may be necessary to cover or offset such Operating Deficit.

            (b) In consideration of Manager's undertakings in paragraph (b) above, and to further secure (for as long as any amounts are outstanding under the WCI Loan) Lessee's obligations under the Loan Agreement, the Note and the Security Agreement relating to the WCI Loan (the "Loan Documents") (all capitalized terms in this Paragraph 1.06 not otherwise defined herein shall have the meanings ascribed to them in the Loan Documents) and as defined in Article VII of this Agreement and the payment of Management Fees hereunder:

                  (1) Subject to the Loan Agreement, Lessee agrees, as between the Lessee and Manager and to the extent it may lawfully do so, that Manager shall have an "ownership" interest in the Facility's accounts receivable superior to that of Lessee, and to that end Lessee hereby assigns to Manager all of Lessee's rights, title and interest in and to the Facility's accounts receivable, and further agrees to cooperate with Manager and its lender in treating Manager as the "provider of record" for purposes of establishing ownership claims to the Facility's accounts receivable; and

                  (2) In the event that Manager is prohibited by any applicable law, rule or regulation, from obtaining an ownership interest in any or all of Lessee's accounts receivable, Lessee shall and does hereby:

                        A. grant Manager a security interest in such accounts receivable (to be perfected by the filing of appropriate UCC-1 financing statements) subject only to the first priority security interest of the Lender;

                        B. acknowledge, agree and consent to Manager's assignment of such security interest in such accounts receivable to Manager's working capital lender; and

                        C. agree not to pledge, hypothecate, convey to any third party any interest in, or otherwise encumber, such accounts receivable.

            (c) Any provision of this Agreement, or any Loan Document to the contrary notwithstanding, Manager, by acceptance hereof, expressly agrees that
(1) Lessee shall be liable upon the obligations under the Loan Documents, or any of them, to the full extent (but only and limited to the extent) of the Collateral given to secure the payment of the Loan Documents, (2) if default occurs in the timely and proper payment of all or any part of such indebtedness, sums or amounts, any proceeding to foreclose under the Security Agreement or to exercise any other remedy under any other Loan Document, brought by Lender against Lessee shall be limited to the Collateral and no attachment, execution, judgment or other writ


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of process shall be sought, issued or levied upon any assets, properties or funds of Lessee other than the Collateral, and (3) in the event of a foreclosure, whether by judicial proceedings or exercise of power of sale, or otherwise, no judgment for any deficiency upon such obligations shall be sought or obtained by Lender against Lessee; provided, however, that, notwithstanding the foregoing provisions of this paragraph, Lessee shall be fully liable (a) for fraud or misrepresentations, (b) for the misapplication by Lessee of any proceeds of the Collateral, to the full extent of such proceeds so misapplied,
(c) Collateral received by Lessee or applicable to a period subsequent to the occurrence of a default under any of the Loan Documents, but prior to any such foreclosure, or (d) for breach by Lessee of Section 6.15 or 6.16 of the Loan Agreement; provided, however, that such liability of Lessee for the matters described in subparagraphs (a), (b), (c) and (d) shall be limited to the sum of $15,000 plus the Collateral. Nothing contained in this paragraph shall (i) be deemed to constitute a release or impairment of the indebtedness evidenced by this Agreement or the validity of the Loan Documents, or (ii) preclude Manager from foreclosing under this Agreement in case of any default or enforcing any of the other rights of Manager except as expressly stated in this paragraph.

            (d) To the maximum extent permitted under applicable laws, including, without limitation, the rules, regulations, guidelines, practices and other governmental requirements applicable to healthcare facilities generally and nursing homes specifically, Lessee hereby delegates its duties under this Agreement to Lessor, and Manager shall serve under the supervision and direction of the Lessor. Wherever this Agreement requires that notice be given to or consent received from Lessee, Manager shall give such notice to or receive such consent from Lessor. Lessor hereby accepts such delegation of responsibility and agrees to act in Lessee's place under this Agreement. Nothing in this paragraph shall diminish Lessee's ownership of the Collateral or its right to grant a security interest in such Collateral to the Lender pursuant to the Loan Documents.

      1.07 Access to Books, Records and Documents. If it is ultimately determined that Section 952 of the Omnibus Budget Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

            (a) Until the expiration of four years after the furnishing of services pursuant to this Agreement, Manager shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature of this Agreement for which payment may be made under the Medicare program; and

            (b) If Manager carries out any of the duties of this Agreement pursuant to a subcontract or subcontracts with an aggregate value or cost of $10,000 or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that, until the expiration of four years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the Untied States, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such subcontractors for which payment may be made under the Medicare program.


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      1.08 Licenses.

            (a) Manager, as agent for Lessee and on Lessee's behalf, shall apply for and seek to obtain and maintain all necessary licenses, permits, certifications, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility. Manager agrees that its management and operation of the Facility shall materially and substantially comply with any representations made by the Lessor and/or Lessee in the Certificate of Need application for the Facility with the Florida Agency for Health Care Administration, to the extent disclosed in writing to Manager, as well as all conditions placed upon such Certificate of Need and so disclosed in writing to Manager. Manager, by applying for such licenses, permits, consents, and approvals, does not in any way guarantee the approval of such applications and shall have no liability with respect to any failure of the Facility to receive any such license, permit, consent or approval.

            (b) Neither Lessee nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect Lessee's right to accept and obtain payments under Medicare, Medicaid, or any other public or private third party medical payment program.

            (c) Manager shall, with the written approval of Lessee, have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Lessee, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Lessee, after having given its written approval, shall pay attorneys' fees incurred with regard to the contest. Counsel for any such contest shall be selected by Manager, with Lessee's approval which shall not be unreasonably withheld. Manager shall have the right, upon notice to Lessee but without the written consent of the Lessee, to process all third-party claims for the services of the Facility, including, without limitation, the full right to contest to the exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries as third-party payors.

      1.09 Administrator. Manager shall employ or lease for the Facility an Administrator to serve as the chief executive officer of such Facility. The Administrator shall be an employee of and shall be compensated by Lessee and Manager shall pay on Lessee's behalf out of the Operating Accounts of the Facility, in advance, on or before the fifth (5th) day of each month, all compensation, including salary, fringe benefits, bonuses and business expense reimbursements approved by Manager, to the Administrator. The term "fringe benefits" shall include, without limitation, employer's F.I.C.A. payments, unemployment compensation and other employment taxes, bonuses, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums and disability and other benefits.

      1.010 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility are the obligations of the Lessee, not of Manager, but all such obligations shall be paid by Manager on Lessee's behalf out of the Operating Accounts of the Facility. With the Lessee's prior written consent, Manager may contest the validity or amount of any such tax or imposition on the Facility in the same manner as described in Section 1.07(c) hereof.


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      1.10 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility as often as Manager deems necessary. The time spent by such authorized representative of Manager during such visits and all out-of-pocket expenses arising from travel and lodging connected with such visitations shall not be charged separately to Lessee.

      1.11 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any material statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility and to comply with all orders and requirements of the local board of fire underwriters or any other body which may exercise similar functions; provided, however, that Manager shall not be required to expend its separate funds in order to comply with any such statutes, ordinances, laws, rules, regulations or orders, and to the extent any funds are so required, it shall fulfill its obligations hereunder by notifying Lessee of the actions necessary in order to be in compliance therewith and expending such funds of Lessee as Lessee may provide or as Manager may deem available for such purpose.

      1.12 Quality Controls. Manager shall activate and maintain on a continuing basis a "Quality Assurance Program" in order to provide objective measurements of the quality of health care provided at the Facility and, in connection therewith, shall utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and inspections.

      1.13 Staff Specialists. In addition to the other managerial services provided for herein, Manager shall make available to the Facility, for consultation and advice, when Manager deems necessary or appropriate, specialists in such fields as accounting, auditing, budgeting, dietary services, operations, environmental control, management, maintenance, nursing, personnel, pharmacy operations, public relations, purchasing, quality assurance, systems and procedures, and third-party reimbursement.

      1.14 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement if Manager is prevented from performing any of its obligations hereunder for reasons beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God, or the action or promulgation of any statute, rule, regulation or order by any federal, state, or local governmental or judicial agency or official, nor shall it be deemed in default hereunder or otherwise liable for any error of judgment or act or omission in the performance of its services hereunder, which is made in reasonable good faith.

      1.15 Additional Services. Lessee agrees that any specialized or additional services recommended by Manager may be performed for a separate fee as agreed upon by Lessee in advance of the performance of such service. If Manager provides such service, such fee shall not be in excess of such amount as would be charged by a third party, negotiating at arm's length, for the performance of such service.

      1.16 Obligations under WCI Loan. Manager acknowledges the existence and terms of the Note relating to the WCI Loan, as more particularly described in
Article VII. Manager agrees to perform or cause to be performed, on Lessee's behalf, for so long as the


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Management Agreement remains in full force and effect, all covenants therein relating to the manner of operation of the Facility. Manager assumes no liability or responsibility for repayment of the WCI Loan or for any other monetary obligation of Lessee (including, without limitation, obligations to pay rent under the Lease), or for the financial performance of the Facility.

      1.17 Maintenance of Facility. Manager agrees to maintain the Facility in a good and serviceable condition, ordinary wear and tear and damage by fire or other casualty or resulting from condemnation excepted, to the extent sufficient revenues of the Facility are available for such purpose.

      1.18 Civil Money Damages. Manager agrees that if any civil money penalties are imposed by HCFA or the State of Florida as a result of the nursing care and/or treatment provided to residents of the Facility by employees of the Facility, Manager will reimburse Lessee for the amount of the civil money penalty imposed; provided, however, that Manager must be notified immediately upon notice of the civil money penalty and/or any Statement of Deficiencies issued by HCFA or the State of Florida. Manager reserves the right to appeal or waive appeal of any civil money penalty imposed by HCFA or the State of Florida. Manager further reserves the right to retain counsel to represent the Facility in any appeal or settlement proceedings.

                                  ARTICLE II.

                             TERM AND TERMINATION

      2.01 Term. The term of this Agreement shall commence as of the date hereof (the "Effective Date"), and shall continue until the earlier of the following dates: (i) the date which falls on the fifth anniversary thereof (the "Initial Period"), or (ii) the date on which Manager ceases to furnish management services to the Facility and this Agreement is terminated for whatever reason; provided however, that Manager shall have the option to extend the term of this Agreement for an additional period of three (3) years beyond the Initial Period (the "Second Period," and together with the Initial Period the "Term") upon Manager's payment to Lessee of an extension fee of Fifty Thousand Dollars ($50,000) at the time Manager executes this Agreement.

      2.02  Optional Termination by Manager.

            (a) Manager has the option to terminate this Agreement, without damage or penalty, upon ten (10) days prior written notice to Lessee, upon the occurrence of either of the following events:

                   (i) The Facility or any material portion thereof is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties (x) it is not practicable or desirable to rebuild, repair or restore the Facility within a period of nine (9) months to its condition immediately preceding such damage, or (y) the conducting of normal operations of the Facility would be prevented for a period of nine (9) months or more; or


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                  (ii) Title to or the temporary use of all or substantially all the Facility is taken under the exercise of the power of eminent domain by any governmental authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties prevents or is likely to prevent the conducting of normal operations at the Facility for a period of at least nine (9) months.

Provided, however, that in either of such events, in addition to the rights of Manager under Article V hereof, Manager shall have the right to rebuild, restore or otherwise rearrange the Facility and recommence operations thereof, and thereupon Manager shall continue to manage the Facility under the same terms, conditions, and fees as provided herein.

            (b) Manager shall have the option to terminate this Agreement without damage or penalty upon ten (10) days prior written notice to the Lessee following the sale, transfer, assignment, or other disposition, in whole or in part, by the Lessee of its interest in the Facility. In the event Lessee is a corporation, limited liability company, or partnership, any dissolution, merger, consolidation or other transfer of a substantial portion of the stock or underlying ownership interests (as the case may be) of Lessee shall constitute an assignment of the Facility for all purposes of this Section 2.02(b). The term "substantial portion" means the ownership of stock or underlying ownership interests (as the case may be) possessing, and of the right of exercise, at least fifty percent (50%) of the total combined voting power of such corporation, limited liability company, or partnership, provided, however, that this prohibition on stock transfer shall not apply to a "publicly traded corporation," which term is hereby defined for all purposes under this Agreement as a corporation whose shares of stock have been registered pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended.

      Notwithstanding the foregoing, for so long as (i) the WCI Loan remains outstanding and unpaid or (ii) this Agreement remains in full force and effect, no sale, transfer, assignment or other disposition, in whole or in part, by Lessee of its interest in the Facility shall be permitted without Manager's prior written consent, which consent may be granted or withheld in Manager's sole and absolute discretion unless Lessee shall have afforded to Manager a right of first refusal to purchase its interest in the Facility on the same terms and conditions, including purchase price, acceptable to Lessee pursuant to the terms of a bona fide third party offer. Manager shall be furnished with written notice of the terms of such third party offer and a period of not less than fifteen (15) business days within which to exercise such right of first refusal. Upon exercise, Lessee and Manager shall close Manager's acquisition of the Facility within the greater of (i) thirty (30) days thereafter or (ii) the time period, if any, specified in the terms of such third party offer. The parties acknowledge and agree that any purported sale, transfer, assignment or other disposition by Lessee in violation of this Section 2.02(b) shall, at Manager's option, be null, void and of no force or effect, and that equitable remedies, including the remedy of specific performance (to compel rescission of any such sale, transfer, assignment or other disposition) and injunctive relief (to prevent or restrain such prohibited actions) shall be available to Manager, in addition to its rights and remedies at law and under this Agreement.

      In the event Manager elects not to exercise its right of first refusal under this Section 2.02(b) and there shall occur a sale, transfer, assignment or other disposition of Lessee's interest in the Facility, this Agreement shall continue in full force and effect and shall bind the


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purchaser (without releasing or otherwise affecting Lessee's primary liability for its obligations hereunder, which shall thereupon be deemed joint and several with the liability of such purchaser); provided, further, however, that in the event of such sale, transfer, assignment or other disposition of Lessee's interest pursuant to the foregoing after the third (3rd) full year of the term of this Agreement, Lessee shall have the right and option to terminate this Agreement upon payment and delivery to Manager of the following, said termination to become effective on the thirtieth (30th) day following Manager's receipt of the last of the following:

      (1) a termination fee equal to forty percent (40%) of the Facility's "Average Monthly Fee" multiplied by the number of months remaining in the Term, calculated from the date of such termination. "Average Monthly Fee" for the Facility shall mean the average of the monthly Management Fees payable to Manager under Article IV of this Agreement for each of the twelve (12) full calendar months prior to such termination;

      (2)   all amounts outstanding under the WCI Loan;

      (3)   all amounts due under Article IV of this Agreement;

      (4) any other amounts due Manager under the provisions of this Agreement or any other agreements between Lessee and Manager or their affiliates; and

      (5) evidence, satisfactory to Manager, that amounts have been escrowed by Lessee sufficient to pay all pending liabilities of Manager arising during the term of this Agreement.

                                 ARTICLE III.

                             DEFAULT AND REMEDIES

      3.01 Events of Default. The following shall constitute events of default ("Events of Default" and each individually an "Event of Default") under this
Agreement:

            (a) If Lessee fails to do any of the following and the responsibility and means (including any and all necessary funds) to pay or perform same has not been delegated to Manager hereunder: (i) make or cause to be made any payment to Manager required to be made by Lessee, and such failure shall continue for as much as 30 days after notice thereof shall have been given to Lessee, (ii) perform its obligations under this Agreement in any material respect, and such default shall continue for a period of 30 days after notice thereof shall have been given by the Manager to Lessee, or (iii) make payments, or keep any covenants owing to any third party and which would cause Lessee to lose possession of the Facility's buildings, equipment or properties;

            (b) If Manager fails (i) to make or cause to be made any payment to or on behalf of Lessee required to be made by Manager, and such failure shall continue for as much as 30 days after notice thereof shall have been given to Manager, (ii) to perform its obligations under this Agreement in any material respect, and such failure shall continue for a period of 30 days after notice thereof shall have been given by the Lessee to Manager, or (iii) to make payments, or keep any covenants owing to any third party and which would cause Lessee to lose possession of the Facility's buildings, equipment or properties;

            (c) If, through no fault of Manager, the licenses required for the operation of Facility are at any time suspended, terminated, or revoked, and such suspension, termination or revocation shall continue unstayed and in effect for a period of fourteen (14) consecutive days;

            (d) If, due to Manager's failure to maintain the Facility in material compliance with applicable laws, regulations or rules, the Facility (1) loses its Medicaid or Medicare certification, (2) loses its license to operate as a nursing home, or (3) is closed, and such event continues unstayed and in effect for a period of fourteen (14) consecutive days;

            (e) If, due to Manager's failure to maintain the Facility in material compliance with applicable laws, regulations or rules, patient admissions are suspended, and such event continues unstayed and in effect for the later of ninety (90) days or the date on which occupancy decreases more than ten percent (10%) from the occupancy level at the date of such suspension;

            (f) If either Lessee or Manager shall (1) be adjudicated bankrupt;
(2) admit in writing its inability to pay its debts generally as they become due; (3) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due; (4) make a general assignment for the benefit of creditors; (5) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (6) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; or

            (g) If a petition shall have been filed against Lessee or Manager in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of Lessee's or Manager's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof.

            (h) Receipt of a Default Notice (as defined in the Intercreditor Agreement) or occurrence of any event or condition which with the passage of time or giving of notice or both would constitute an Event of Default under the Colonial Loan Documents. No grace or cure periods or notice provisions which may otherwise be available to Borrower shall apply to this provision. Without limiting the foregoing, upon the receipt of such Default Notice, Manager shall immediately thereupon have the right, without incurring any liability whatsoever to Borrower, to discontinue its performance of duties under this Agreement, including, without limitation, its obligation to cause the disbursement of any funds under Section 1.06 hereof.

      3.02 Remedies Upon Default. If any Event of Default by either party shall occur and be continuing, the other party may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement by giving written notice of such termination, and neither party shall have any further obligations whatever under this Agreement; provided, however, that as a condition to the effectiveness of Lessee's termination of this Agreement, Lessee shall pay to Manager all payments due under Article IV, and shall pay to WCI all amounts outstanding under the WCI Loan.

                                  ARTICLE IV.

                                MANAGEMENT FEE

      4.01 Management Fee. For each month from the date the first resident occupies the Facility until such time as the Facility shall achieve an occupancy of 30 residents (the "Required Base Occupancy"), the Lessee shall pay to Manager as the amount due for services hereunder, a pre-opening/development fee equal to $5,000.00 per month (the "Development Fee"). Commencing in the month in which the Facility achieves the Required Base Occupancy, until the end of the Term hereof, the Lessee shall pay to Manager, in lieu of the Development Fee, a monthly base management fee equal to six percent (6%) of the Facility's "Gross Revenues," as determined on an accrual basis (the "Base Fees," and together with the Development Fee the "Management Fees"). "Gross Revenues" shall mean, for the Facility, total revenues of such Facility, including, without limitation, all ancillary fees, charges, rentals and other revenue derived in any way from the operation of such Facility, on an accrual basis, after deduction of allowances for contractual adjustments as they relate to third-party payors and before deduction of any and all expenses.

      4.02 Payment of Management Fees. If there is not sufficient cash from the operation of the Facility to pay Management Fees when due, the Management Fees shall be paid with an advance under the WCI Loan.

      4.03 Adjustment. Within fifteen (15) days after the delivery of the annual financial statements of the Facility, Lessee shall pay to Manager or Manager shall credit Lessee such amount as is necessary to make the amount of the Management Fees paid with respect to the year to which the financial statements relate equal to the amount of Management Fees shown to be due by the annual financial statements; provided, however, that amounts exceeding two monthly Management Fees shall be paid to Lessee in addition to such credit.

                                  ARTICLE V.

                                   INSURANCE

      5.01 Insurance/Indemnity. During the term of this Agreement, Manager shall at all times keep the Facility insured with the kinds and amounts of insurance described below, which, at a minimum, shall be modified as necessary to satisfy all requirements of Lessor or any Facility mortgagee. This insurance shall be written by companies authorized to do insurance business in the State of Florida. The policies will name Lessee and Lessor as additional insureds, and name any mortgagee of the Facility by way of standard form of mortgagee's loss payee endorsement. Losses shall be payable to Lessee, in trust, as provided in
Section 5.05 below. Any loss adjustment shall require the written consent of Lessee, Manager, Lessor, and each mortgagee. Evidence of insurance shall be deposited with Lessee and, if requested, with any mortgagee(s). The policies on the Facility shall insure against the following risks:

            (a) Loss or damage by fire and such other risks as may be included in the broadest form of extended coverage insurance from time to time available, including but not limited to loss or damage from leakage of any sprinkler system now or hereafter installed in the Facility, in amounts sufficient to prevent Lessee or Manager from becoming a co-insurer within the terms of the applicable policies and in any event in an amount not less than one hundred percent (100%) of the then full replacement value thereof (as defined below in Section 5.02);

            (b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably agreed by Lessee and Manager from time to time;

            (c) Claims for personal injury or property damage under a policy of general public liability insurance with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence in respect of bodily injury, One Million and No/100 Dollars ($1,000,000.00) aggregate per occurrence, and Three Hundred Thousand and No/100 Dollars ($300,000.00) for property damage;

            (d) Claims arising out of malpractice in an amount not less than One Million and No/100 Dollars ($1,000,000.00) for each person and for each occurrence;

            (e) Such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the State of Florida;

            (f) Loss of rental under a rental value insurance policy covering a risk of loss during the first six (6) months of reconstruction resulting from the occurrence of any of the hazards described in subsections (i) and (ii) of this Section 5.01 in an amount sufficient to prevent Lessee from becoming a co-insurer; and

            (g) Worker's compensation.

      5.02 Replacement Cost. The term "full replacement value" of improvements as used herein, shall mean the actual replacement cost thereof from time to time, less exclusions provided in the normal fire insurance policy.

      5.03 Additional Insurance. In addition to the insurance described above, Manager shall maintain such additional insurance as may be reasonably required from time to time by any mortgagee of the Facility.

      5.04 Waiver of Subrogation. Any provision in this Agreement to the contrary notwithstanding, each party, to the extent it is permitted to do so by the terms and provisions of any of the above policies, hereby waives any and all rights it may have against the other, its agents, or employees, for any loss or damage from risks ordinarily insured against under such policies, but only to the extent that such loss or damage is in fact covered by such insurance and is collectible by the insured party. Each party further covenants and agrees that it will, upon request of the other, request each such insurance company to attach to such policy or policies issued by it a waiver of subrogation with respect to the other party, its agents or employees.

      5.05 Insurance Proceeds. All proceeds payable by reason of any casualty loss or damage to all or any part of the Facility and insured under any policy of insurance required by Section 5.01 above of this Agreement shall be paid to Lessee and held by Lessee in trust (subject to the provisions of Section 5.06 below and the rights of the holders of the Facility mortgages) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Facility, and shall be paid out by Lessee from time to time for the reasonable costs of such work. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Facility shall be returned, as applicable, to the insurer or Manager as their interests may appear. All salvage resulting from any such loss covered by insurance shall belong to Lessee.

      5.06 Damage or Destruction. If, during the Term of this Agreement, the Facility is totally or partially destroyed from a risk covered by the insurance described in Section 5.01 above, Lessee shall, as soon as practicable, and, if permitted under the Lease, restore the Facility to substantially the same condition as existed immediately before the destruction. Upon the commencement of such work, Lessee shall proceed with due diligence to complete such work within a reasonable period of time. If the costs of the restoration exceed the amount of proceeds received by Lessee from the insurance required under Section
5.01 Manager shall have the right but not the obligation to pay the difference between the amount of insurance proceeds and such cost of restoration.

      5.07 Restoration of Manager's Property. If Lessee is required to restore the Facility as provided in Section 5.06, Lessee shall not be required to restore alterations made by Manager, or Manager's improvements, trade fixtures or personal property, such excluded items being the sole responsibility of Manager to restore. Lessee shall, however, be required to restore the Facility's tangible personal property owned by Lessee.

      5.08 Manager's Blanket Policy. Notwithstanding anything to the contrary contained in this Article V, Manager's obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy, carried and maintained by Manager; provided, however, that the coverage afforded Lessee will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement.

                                  ARTICLE VI.

                              COVENANTS OF LESSEE

      6.01 Licensing; Changes and Services. Subject to the terms of the Lease and this Agreement, Lessee agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all structural, maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility. Lessee agrees that it will not, through the exercise of its overall supervisory powers, substantially change the services rendered by the Facility during the term hereof without the prior written approval of Manager.

      6.02 Transfer of Leasehold. Subject to the requirements of the Lease, Lessee further acknowledges and agrees that upon the transfer, lease, assignment, sale or other disposition or conveyance of all or any part of its leasehold interest in and to the Facility, this Agreement shall remain in full force and effect unless otherwise terminated as provided in Section 2.02(b). Subject to the foregoing and to the requirements of the Lease, Lessee covenants and agrees that in the event that it sells, assigns or otherwise transfers its leasehold interest in and to the Facility at any time while this Agreement is in effect, it will require the transferee to assume the obligations of the Lessee hereunder. The provisions of this Section 6.02 are in addition to, and do not modify or abridge, the prohibitions against sale, transfer, assignment or other disposition of the Facility, as set forth in Section 2.02(b) and elsewhere in this Agreement.

      6.03 Damage or Destruction. If the Facility or any portions thereof shall be damaged or destroyed by fire or other casualty, Lessee shall commence to repair, restore, rebuild or replace any such damage or destruction within sixty
(60) days after such fire or other casualty and shall proceed with due diligence to complete such work within a reasonable period of time.

                                 ARTICLE VII.

                                 LOAN FROM WCI

      In addition to the agreements set forth herein between Lessee and Manager relating to management of the Facility, WCI, the parent corporation of Manager, has provided Lessee with the WCI Loan in the principal sum of $500,000.00 evidenced by a loan agreement by and between WCI, Lessor and Lessee dated of even date herewith in the principal sum of $500,000 (the "Loan Agreement"), a promissory note of even date herewith (the "Note") from Lessor and Lessee payable to the order of WCI, and secured by, among other documents and instruments, a security agreement for all of the accounts receivable in which Lessor or Lessee has an interest of any kind. The WCI Loan is a line of credit for the purpose of providing funds in order to operate the Facility and to pay the debts and obligations incurred in connection with the operation of the Facility after the Effective Date of this Agreement. Principal advances (including an initial advance on the Effective Date of up to $50,000 to reimburse Lessee for various Facility development and legal costs) and repayments of principal under the WCI Loan will be effected by the Manager in its discretion for purposes described in the preceding sentence. The WCI Loan will terminate, and be due and payable in full, in accordance with the terms and conditions of the Loan Agreement.

      This Management Agreement is a material inducement to the making of the WCI Loan, and accordingly, is coupled with an interest, is irrevocable by Lessee and non-cancelable by Lessee unless expressly provided in this Agreement to the contrary, and then only upon the occurrence of such circumstances as may be described herein.

                                 ARTICLE VIII.

                            MISCELLANEOUS COVENANTS

      8.01 Joinder. The within and foregoing Management Agreement constitutes and memorializes the modification and restatement of certain obligations (the "Original Obligations") created, established and secured by, among other instruments, that certain Loan Agreement, Security Agreement, Revolving Credit Line of Credit Note and Long Term Care

Facility Management Agreement, each dated as of April 10, 1996 by and between Lender and (as the original "Lessee") Lessor (collectively, the foregoing agreements are herein referred to as the "Original Loan Documents"), and, in addition, this Management Agreement evidences and constitutes the assumption (subject to the terms and conditions set forth herein and in the other "Modification Loan Documents", as hereinafter defined) by Lessee of the Original Obligations, as modified and restated by this Agreement (such modified and restated obligations are herein referred to as the "Restated Obligations") and by, among other instruments, the Loan Agreement, the Security Agreement and the Revolving Line of Credit Note (collectively herein referred to as the "Modification Loan Documents"). Lessor joins in executing and delivering this Management Agreement to acknowledge, ratify and confirm its liability to Lender for payment and performance of the Original Obligations and to acknowledge and consent to the modification and restatement of same pursuant to the Modification Loan Documents. Further, Lessor acknowledges and agrees to be bound by, and liable in all respects for, the Restated Obligations, notwithstanding such modification, restatement and assumption thereof by Lessee. Lessor shall be liable as a joint and several obligor with Lessee and not as a guarantor, surety, accommodation party, or in any other secondary liability capacity. To the extent that any of the terms and conditions of this Management Agreement or any of the other Modification Loan Documents conflict with the terms and conditions of the Original Loan Documents, the terms and conditions of this Management Agreement and the other Modification Loan Documents shall control. All of the terms and conditions of the Original Loan Documents are otherwise hereby ratified and affirmed in all respects and shall remain in full force and effect, except to the extent that any portion is specifically superseded or modified by a provision of this Management Agreement or any other of the Modification Loan Documents. Lessor hereby acknowledges and agrees that its liability for the Restated Obligations shall not be affected by the limitation on Lessee's liability provided for under Section 1.06(c) hereof. Nothing hereunder shall be deemed or construed to be a novation or otherwise to release, discharge, or otherwise adversely effect the continuing liability of any party liable under the Original Loan Documents; rather, the Original Obligations remain in existence and continue and the parties liable on the Original Obligations shall remain liable thereunder and under the Modification Loan Documents.

      8.02 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      8.03 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Lessee and Manager with respect to the Facility.

      8.04 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed), or mailed, postage prepaid, registered, or certified mail return receipt requested:

            (a)   to Lessee, by addressing the same to:

                  North Florida Health Investors II, Ltd.
                  c/o Smith/Packet Med-Com
                  4656 Brambleton Avenue, S.W.
                  Roanoke, Virginia  24018

            (b)   to Manager, by addressing the same to:

                  WelCare International Management Corporation
                  400 Perimeter Center Terrace
                  Suite 690
                  Atlanta, Georgia  30346
                  Attn:  Alan C. Dahl, Executive Vice President

            (c)   to Lessor, by addressing the same to:

                  Blountstown Health Investors, L.C.
                  56 Third Street
                  Hickory, North Carolina  28601

or to such other address or to such other person as may be designated by notice given from time to time during the term of this Agreement by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, telegraph or telecopy (receipt confirmed).

      8.05 Entire Agreement; Amendments. The Agreement contains the entire agreement between the parties hereto, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Lessee and Manager.

      8.06 Governing Law. All the terms and provisions hereof and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida (without regard to its rules of conflicts of laws).

      8.07 Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only and do not constitute a part hereof.

      8.08 Disclaimer of Employment of Facility Employees. No person employed in the operation of the Facility will be an employee of Manager, and Manager will have no liability for payment of their wages, fringe benefits, payroll taxes and other expenses of employment.

      8.09 Costs and Expenses; Indemnity. Subject to Section 1.06(c), all fees, costs and expenses arising out of, relating to or incurred in the operation of the Facility, including, without limitation, the fees, costs, and expenses of Manager and outside consultants and professionals, shall be the sole responsibility of Lessee and shall be payable as operating expenses of the Facility. Manager, by reason of the execution of this Agreement or the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Lessee whatsoever, arising out of or relating to the Facility or incurred at its operation, except the salary of Manager's employees and the expenses and costs incurred at its central administrative offices in performance of its obligations hereunder. Lessee agrees to indemnify and hold Manager, WCI and their officers, directors, agents and employees harmless from and against all losses, claims, damages or other liabilities, including the costs and expenses incurred in connection therewith, arising out of or relating to the ownership of the Facility (except those resulting from the wilful misconduct or negligence of Manager of WCI), including, without limitation, any liability asserted against Manager or WCI or any of their officers, directors, employees or agents by reason of any action taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Lessee.

      8.010 Responsibility for Misconduct of Employees and Other Persons. Manager will have no liability whatsoever for damages suffered on account of the dishonesty, misconduct or negligence of any employee of or employee leased by the Facility or any officer, director, partner, stockholder, employee or agent of Lessee. Manager shall be liable to the Facility in connection with damage or loss directly sustained by Lessee by reason of the dishonesty, wilful misconduct and gross negligence of Manager's employees in the operation of the Facility during the term of the Agreement.

      8.10 Advances by Manager. Manager shall have the right, but not the obligation, to acquire for the benefit of Lessee, under the WCI Loan, any and all sums required to maintain all necessary licenses and permits and to otherwise keep the Facility operating as a fully insured nursing home in good condition and repair. All such sums advanced under the WCI Loan to Lessee shall be repaid by Lessee in accordance with the terms of the Loan Agreement and the Note, and Manager shall have the right at any time and from time to time to instruct the signatories of the Operating Accounts to withdraw and pay such amounts as are necessary to repay such advances.

      8.11 Definition of Affiliate. For purposes of this Agreement, the term "affiliate" shall mean any person or entity which Manager or Lessee or their respective stockholders or individual partners, directly or indirectly, through one or more intermediaries, controls, is in common control with, or is controlled by.

      8.12 Authorization of Agreement. Manager and Lessee represent and warrant, each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice, or both result in a default under or violate or conflict with (i) the provisions of the articles of incorporation and bylaws of Manager or Lessee, or (ii) any other material agreement, mortgage, loan agreement or other contract or instrument by which either party is bound or to which any of its property or assets are subject, or
(iii) any existing law, regulation, court order or consent decree by which either party is bound or to which any of its property or assets are subject.

      IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Management Agreement through their duly authorized representatives, as of the day and year first above written.

                                    NORTH FLORIDA HEALTH FACILITIES, II, LTD.

                                    By: /s/ James R. Smith
                                       -----------------------------------------
                                         James R. Smith, General Partner

                                    BLOUNTSTOWN HEALTH INVESTORS, L.C.

                                    By: /s/ Charles E. Trefzger
                                       -----------------------------------------
                                          Charles E. Trefzger, Manager

                                    WELCARE INTERNATIONAL MANAGEMENT
                                    CORPORATION

                                    By: /s/ Randall J. Bufford
                                       -----------------------------------------
                                      Its:  EVP